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News Release
Truist reports second quarter 2025 results
Net income available to common shareholders of $1.2 billion, or $0.90 per share	Average loans increased $6.2 billion, or 2.0%	Repurchased $750 million in common shares; Dividend and total payout ratios of 57% and 121%
2Q25 Key Financial Data	2Q25 Performance Highlights(4)

(Dollars in billions, except per share data)	2Q25	1Q25	2Q24
Summary Income Statement
Net interest income	$3.59	$3.51	$3.53
Net interest income - TE(1)	3.64	3.56	3.58
Noninterest income	1.40	1.39	(5.21)
Total revenue	4.99	4.90	(1.68)
Total revenue - TE(1)	5.04	4.95	(1.63)
Noninterest expense	2.99	2.91	3.09
Net income (loss) from continuing operations	1.24	1.26	(3.91)
Net income from discontinued operations	–	–	4.83
Net income	1.24	1.26	0.92
Net income available to common shareholders	1.18	1.16	0.83
Adjusted net income available to common shareholders(1)	1.19	1.16	1.24
PPNR - unadjusted(1)(2)	2.05	2.04	NM
PPNR - adjusted(1)(2)	2.10	2.08	2.12
Key Metrics
Diluted EPS	$0.90	$0.87	$0.62
Adjusted diluted EPS(1)	0.91	0.87	0.91
BVPS	45.70	44.85	42.71
TBVPS(1)	31.63	30.95	28.91
ROCE	8.1%	8.1%	6.1%
ROTCE(1)	12.3	12.3	10.4
Efficiency ratio - unadjusted(2)	59.9	59.3	NM
Efficiency ratio - adjusted(1)(2)	57.1	56.4	56.0
Fee income ratio - unadjusted(2)	28.1	28.4	NM
Fee income ratio - adjusted(1)(2)	28.1	28.2	28.7
NIM - TE(1)	3.02	3.01	3.02
NCO ratio	0.51	0.60	0.58
ALLL ratio	1.54	1.58	1.57
CET1 ratio(3)	11.0	11.3	11.6
Average Balances
Assets	$537	$532	$527
Securities	122	124	122
Loans and leases	314	308	308
Deposits	400	392	388
•Net income available to common shareholders was $1.2 billion, or $0.90 per diluted share

•Total TE revenues were up 1.8%, or 2.1% adjusted for securities losses
◦TE net interest income increased 2.3%; net interest margin was up one basis point
◦Noninterest income was up 0.6% primarily due to higher other income, offset by lower investment banking and trading income

•Noninterest expense was up 2.8%. Adjusted noninterest expense(1) was up 3.1%, primarily reflecting higher personnel expense

•Average loans and leases HFI were up 2.0% due to increases in the commercial and industrial, residential mortgage, other consumer, and indirect auto portfolios
◦End of period loans and leases HFI were $318.8 billion, up $10.2 billion, or 3.3%

•Average deposits increased 2.1% due to increases in interest checking and time deposits, partially offset by a decline in money market and savings accounts

•Asset quality remained strong
◦Nonperforming loans to total loans HFI were down nine basis points due to declines in the CRE, commercial and industrial, and LHFS portfolios
◦Loans 90 days or more past due to total loans HFI were down three basis points, or down one basis point excluding government guaranteed loans
◦ALLL ratio decreased four basis points
◦Net charge-off ratio of 51 basis points, down nine basis points

•Capital levels remained strong
◦Repurchased $750 million in common shares, resulting in a dividend and total payout ratio of 57% and 121%, respectively
◦CET1 ratio(3) was 11.0%
◦Received the preliminary SCB requirement of 2.5%, down 30 basis points from the SCB received in 2024
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in this release or the appendix to Truist’s Second Quarter 2025 Earnings Presentation.
(2)This metric is calculated based on continuing operations.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from second quarter of 2025 compared to first quarter of 2025 on a continuing operations basis, unless otherwise noted.

CEO Commentary
“We delivered strong second-quarter results, driven by strategic loan growth and higher net interest income derived from continued strong production from our business. Our performance reflects the value of our client-centric business model and momentum in our strategy, as we see tangible results from investments we have made in talent and technology across our platforms.

We remain on track to achieve our annual expense growth target, which includes continued investments in talent and technology. Asset quality remained strong, and our strong capital position continues to support both our growth initiatives and our ability to return capital to shareholders.

As we stay on offense, our clear strategic focus, strong balance sheet, and unwavering commitment to our purpose—to inspire and build better lives and communities—position us well to continue driving improved performance in the evolving environment.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	investors@truist.com
Media:	Shelley Miller	media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	2Q25	1Q25	2Q24	Link		Like
Interest income	$6,154	$5,988	$6,351	$166	2.8%	$(197)	(3.1)%
Plus: Taxable-equivalent adjustment	48	48	53	—	—	(5)	(9.4)
Interest income - taxable equivalent(1)	6,202	6,036	6,404	166	2.8	(202)	(3.2)
Interest expense	2,567	2,481	2,824	86	3.5	(257)	(9.1)
Net interest income - taxable equivalent(1)	$3,635	$3,555	$3,580	$80	2.3	$55	1.5

Net interest margin - taxable equivalent(1)	3.02%	3.01%	3.02%	1 bps		— bps

Average Balances(2)
Total earning assets	$480,983	$476,214	$474,144	$4,769	1.0%	$6,839	1.4%
Total interest-bearing liabilities	354,251	349,059	343,145	5,192	1.5	11,106	3.2

Yields / Rates(1)
Total earning assets	5.16%	5.12%	5.42%	4 bps		(26) bps
Total interest-bearing liabilities	2.91	2.88	3.31	3 bps		(40) bps
(1)Amounts are on a taxable-equivalent basis, which represents a non-GAAP measure, utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents daily average balances. Unrealized gains and losses on available-for-sale securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities.

Taxable-equivalent net interest income for the second quarter of 2025 was up $80 million, or 2.3%, compared to the first quarter of 2025. Net interest margin was 3.02%, up one basis point compared to the first quarter of 2025.

•Average earning assets increased $4.8 billion, or 1.0%, primarily due to an increase in average total loans of $6.3 billion, or 2.1%, partially offset by a decline in average securities of $2.2 billion, or 1.8%.
•The yield on the average total loan portfolio was 6.01%, up four basis points.
•Average deposits increased $8.3 billion, or 2.1% primarily due to higher short-term client deposits, average short-term borrowings decreased $4.1 billion, or 13%, and average long-term debt increased $1.8 billion, or 5.5%.
•The average cost of total deposits was 1.85%, up six basis points. The average cost of short-term borrowings was 4.47%, down two basis points reflecting lower market rates. The average cost of long-term debt was 5.02%, down three basis points.

Taxable-equivalent net interest income for the second quarter of 2025 was up $55 million, or 1.5%, compared to the second quarter of 2024. Net interest margin was 3.02%, flat compared to the second quarter of 2024.

•Average earning assets increased $6.8 billion, or 1.4%, primarily due to an increase in average total loans of $6.3 billion, or 2.0%.
•The yield on the average total loan portfolio was 6.01%, down 43 basis points due to the impact of variable rate loans repricing. The yield on the average securities portfolio was 3.16%, up 40 basis points, reflecting the balance sheet repositioning in the second quarter of 2024 and reinvesting cash flows into higher yielding securities.
•Average deposits increased $12.4 billion, or 3.2%, and average long-term debt decreased $2.5 billion, or 6.8%.
•The average cost of total deposits was 1.85%, down 24 basis points. The average cost of short-term borrowings was 4.47%, down 111 basis points. The average cost of long-term debt was 5.02%, up 15 basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	2Q25	1Q25	2Q24	Link		Like
Wealth management income	$348	$344	$361	$4	1.2%	$(13)	(3.6)%
Investment banking and trading income	205	273	286	(68)	(24.9)	(81)	(28.3)
Card and payment related fees	232	220	230	12	5.5	2	0.9
Service charges on deposits	227	230	232	(3)	(1.3)	(5)	(2.2)
Mortgage banking income	107	108	112	(1)	(0.9)	(5)	(4.5)
Lending related fees	99	95	89	4	4.2	10	11.2
Operating lease income	47	53	50	(6)	(11.3)	(3)	(6.0)
Securities gains (losses)	(18)	(1)	(6,650)	(17)	NM	6,632	(99.7)
Other income	153	70	78	83	118.6	75	96.2
Total noninterest income	$1,400	$1,392	$(5,212)	$8	0.6	$6,612	NM

Noninterest income was up $8 million, or 0.6%, compared to the first quarter of 2025 primarily due to higher other income, offset by lower investment banking and trading income. Excluding securities losses, noninterest income was up $25 million, or 1.8%, compared to the first quarter of 2025.

•Other income increased due to higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense) and higher income from certain solar equity investments and other investments.
•Investment banking and trading income decreased due to lower capital markets activity, trading income, and merger and acquisition fees.

Noninterest income was up $6.6 billion compared to the second quarter of 2024 primarily due to securities losses resulting from the balance sheet repositioning in 2024 and higher other income, partially offset by lower investment banking and trading income. Excluding securities losses, noninterest income was down $20 million, or 1.4%, compared to the second quarter of 2024.

•Other income increased due to higher income from certain solar investments and other investments.
•Investment banking and trading income decreased due to lower trading income and capital markets activity.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	2Q25	1Q25	2Q24	Link		Like
Personnel expense	$1,653	$1,587	$1,661	$66	4.2%	$(8)	(0.5)%
Professional fees and outside processing	373	364	308	9	2.5	65	21.1
Software expense	231	230	218	1	0.4	13	6.0
Net occupancy expense	179	163	160	16	9.8	19	11.9
Equipment expense	89	82	89	7	8.5	—	—
Amortization of intangibles	73	75	89	(2)	(2.7)	(16)	(18.0)
Marketing and customer development	82	75	63	7	9.3	19	30.2
Operating lease depreciation	33	35	34	(2)	(5.7)	(1)	(2.9)
Regulatory costs	55	69	85	(14)	(20.3)	(30)	(35.3)
Restructuring charges	28	38	33	(10)	(26.3)	(5)	(15.2)
Other expense	190	188	354	2	1.1	(164)	(46.3)
Total noninterest expense	$2,986	$2,906	$3,094	$80	2.8	$(108)	(3.5)

Noninterest expense was up $80 million, or 2.8%, compared to the first quarter of 2025 primarily due to higher personnel expense. Restructuring charges decreased $10 million. Adjusted noninterest expense, which excludes restructuring charges, increased $90 million, or 3.1%, compared to the prior quarter.

•Personnel expense increased due to higher salaries, other post-retirement benefit expense (which is primarily offset by higher other income), and incentives, partially offset by seasonally lower payroll taxes.

Noninterest expense was down $108 million, or 3.5%, compared to the second quarter of 2024 due to lower other expense and lower regulatory costs, partially offset by higher professional fees and outside processing expense. The second quarter of 2024 included a charitable contribution of $150 million (other expense) and a FDIC special assessment adjustment of $13 million (regulatory costs). Restructuring charges for both quarters include severance charges as well as costs associated with facilities optimization initiatives. Adjusted noninterest expense, which excludes the charitable contribution, the FDIC special assessment adjustment, and restructuring charges, increased $60 million, or 2.1%, compared to the earlier quarter.

•Professional fees and outside processing expense increased due to higher investments in technology and risk infrastructure.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	2Q25	1Q25	2Q24	Link		Like
Provision (benefit) for income taxes	$273	$274	$(1,324)	$(1)	(0.4)%	$1,597	NM
Effective tax rate	18.0%	17.9%	25.3%	10 bps		NM

The effective tax rate for the second quarter of 2025 was relatively flat compared to the first quarter of 2025.

The second quarter of 2025 reflects a provision for income taxes while the second quarter of 2024 reflects a benefit for income taxes driven by the discrete impact of the balance sheet repositioning of securities.

Average Loans and Leases
(Dollars in millions)	2Q25	1Q25	Change	% Change
Commercial:
Commercial and industrial	$158,491	$155,214	$3,277	2.1%
CRE	19,687	19,832	(145)	(0.7)
Commercial construction	8,613	8,734	(121)	(1.4)
Total commercial	186,791	183,780	3,011	1.6
Consumer:
Residential mortgage	56,789	55,658	1,131	2.0
Home equity	9,586	9,569	17	0.2
Indirect auto	24,158	23,248	910	3.9
Other consumer	30,387	29,291	1,096	3.7
Total consumer	120,920	117,766	3,154	2.7
Credit card	4,890	4,849	41	0.8
Total loans and leases held for investment	$312,601	$306,395	$6,206	2.0

Average loans and leases HFI were $312.6 billion, an increase of $6.2 billion, or 2.0%, compared to the prior quarter.

•Average commercial loans increased 1.6% due to an increase in the commercial and industrial portfolio.
•Average consumer loans increased 2.7% due to growth in the residential mortgage, other consumer, and indirect auto portfolios.

End of period loans and leases HFI were $318.8 billion, up $10.2 billion, or 3.3%, primarily due to increases in the commercial and industrial, residential mortgage, and other consumer portfolios.

Average Deposits
(Dollars in millions)	2Q25	1Q25	Change	% Change
Noninterest-bearing deposits	$106,686	$105,895	$791	0.7%
Interest checking	116,193	109,208	6,985	6.4
Money market and savings	135,607	136,897	(1,290)	(0.9)
Time deposits	41,997	40,204	1,793	4.5
Total deposits	$400,483	$392,204	$8,279	2.1

Average deposits for the second quarter of 2025 were $400.5 billion, an increase of $8.3 billion, or 2.1%, compared to the prior quarter.

Average noninterest-bearing deposits increased 0.7% compared to the prior quarter and represented 26.6% of total deposits for the second quarter of 2025 compared to 27.0% for the first quarter of 2025. Average interest checking deposits increased 6.4% primarily due to short-term client deposits. Average money market and savings accounts decreased 0.9%. Average time deposits increased 4.5%.

Capital Ratios
	2Q25	1Q25	4Q24	3Q24	2Q24
Risk-based:	(preliminary)
CET1	11.0%	11.3%	11.5%	11.6%	11.6%
Tier 1	12.3	12.7	12.9	13.2	13.2
Total	14.3	14.7	15.0	15.3	15.4
Leverage	10.2	10.3	10.5	10.8	10.5
Supplementary leverage	8.5	8.7	8.8	9.1	8.9

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist’s CET1 ratio was 11.0% as of June 30, 2025, down 30 basis points compared to March 31, 2025 due to capital returned to shareholders and an increase in risk-weighted assets, partially offset by current quarter earnings.

Truist declared common dividends of $0.52 per share during the second quarter of 2025 and repurchased $750 million of common stock. The dividend and total payout ratios for the second quarter of 2025 were 57% and 121%, respectively.

Truist completed the 2025 CCAR process and received the preliminary SCB requirement of 2.5% for the period October 1, 2025 to September 30, 2026. The Federal Reserve will provide Truist with its final SCB requirement by August 31, 2025.

Truist’s average consolidated LCR was 110% for the three months ended June 30, 2025, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	2Q25	1Q25	4Q24	3Q24	2Q24
Total nonperforming assets	$1,316	$1,618	$1,477	$1,528	$1,476
Total loans 90 days past due and still accruing	546	616	587	518	489
Total loans 30-89 days past due and still accruing	1,811	1,619	1,949	1,769	1,791
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.39%	0.48%	0.47%	0.48%	0.46%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.57	0.52	0.64	0.58	0.59
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.17	0.20	0.19	0.17	0.16
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.04	0.05	0.05	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.54	1.58	1.59	1.60	1.57
Ratio of allowance for loan and lease losses to net charge-offs	3.1x	2.6x	2.7x	2.9x	2.7x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.9x	3.3x	3.4x	3.3x	3.4x
Applicable ratios are annualized.

Nonperforming assets totaled $1.3 billion at June 30, 2025, down $302 million compared to March 31, 2025, due to decreases in the CRE, commercial and industrial, and LHFS portfolios. Nonperforming loans and leases were 0.39% of loans and leases held for investment at June 30, 2025, down nine basis points compared to March 31, 2025.

Loans 90 days or more past due and still accruing totaled $546 million at June 30, 2025, down three basis points as a percentage of loans and leases compared with the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at June 30, 2025, down one basis point compared to March 31, 2025.

Loans 30-89 days past due and still accruing totaled $1.8 billion at June 30, 2025, up $192 million, or five basis points, as a percentage of loans and leases, compared to the prior quarter primarily due to an increase in the indirect auto, and residential mortgage portfolios.

The allowance for credit losses was $5.3 billion at June 30, 2025 and included $4.9 billion for the allowance for loan and lease losses and $354 million for the reserve for unfunded commitments. The ALLL ratio was 1.54%, down four basis points compared with March 31, 2025. The ALLL covered nonperforming loans and leases held for investment 3.9x, compared to 3.3x at March 31, 2025. At June 30, 2025, the ALLL was 3.1x annualized net charge-offs, compared to 2.6x at March 31, 2025.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	2Q25	1Q25	2Q24	Link		Like
Provision for credit losses	$488	$458	$451	$30	6.6%	$37	8.2%
Net charge-offs	396	454	442	(58)	(12.8)	(46)	(10.4)
Net charge-offs as a percentage of average loans and leases	0.51%	0.60%	0.58%	(9) bps		(7) bps
Applicable ratios are annualized.

The provision for credit losses was $488 million for the second quarter of 2025 compared to $458 million for the first quarter of 2025.

•The increase in the current quarter provision expense primarily reflects a higher allowance build.
•The net charge-off ratio for the current quarter was down compared to the first quarter of 2025 primarily driven by lower net charge-offs in the indirect auto and CRE portfolios.

The provision for credit losses was $488 million for the second quarter of 2025 compared to $451 million for the second quarter of 2024.

•The increase in the current quarter provision expense primarily reflects a higher allowance build.
•The net charge-off ratio for the current quarter was down compared to the second quarter of 2024 primarily driven by lower net charge-offs in the CRE portfolio, partially offset by the commercial and industrial portfolio.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live second quarter 2025 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/z5gqlB9OVNL

Dial-in: 1-877-883-0383, passcode 5911048

Additional details: The news release and presentation materials are available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Second Quarter 2025 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $544 billion as of June 30, 2025. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CCAR	Comprehensive Capital Analysis and Review
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
LHFS	Loans held for sale
Like	Compared to second quarter of 2024
Link	Compared to first quarter of 2025
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
SCB	Stress Capital Buffer
TBVPS	Tangible book value per common share
TE	Taxable-equivalent

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. Truist believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted net income available to common shareholders and adjusted diluted EPS - Adjusted net income available to common shareholders and adjusted diluted earnings per share are non-GAAP in that these measures exclude selected items, net of tax. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Adjusted efficiency ratio, adjusted fee income ratio, and related measures - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains and losses, amortization of intangible assets, restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Additionally, the adjusted fee income ratio is non-GAAP in that it excludes securities gains and losses and other selected items, and is calculated using adjusted revenue and adjusted noninterest income. Taxable equivalent revenue and taxable equivalent net interest income include a taxable equivalent adjustment utilizing the federal income tax rate of 21% for certain tax-exempt instruments. Adjusted revenue and adjusted noninterest income exclude securities gains and losses and other selected items. Adjusted noninterest expense excludes restructuring charges, and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), restructuring charges, and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures, including ROTCE and TBVPS, are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2025 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, geopolitical, business, social, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including tariffs or responses to rates of inflation above target levels;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties;
•our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate corporate responsibility practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K or described in any of the Company’s subsequent quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.